                                                                  Exhibit 99.(n)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Services--Experts" and "Services--Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report on the financial statements of Symetra Separate Account SL, dated March 4, 2005 and to the use of our report on the consolidated financial statements of Symetra Life Insurance Company and Subsidiaries, dated February 18, 2005, in Post-Effective Amendment No. 30 to the Registration Statement (Form N-6, No. 333-30329) of Symetra Separate Account SL and related Prospectus of Premier Accumulation Life Individual Flexible Premium Variable Life Insurance Policy issued by Symetra Separate Account SL.

                                              /s/ Ernst & Young LLP


Seattle, Washington
April 25, 2005